UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Eddie Bauer Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Eddie Bauer Holdings, Inc.
PO Box 97000
Redmond, Washington 98073-9700
June 6, 2007
Via Facsimile
Institutional Shareholder Services
2099 Gaither Road
Rockville, Maryland 20850
     Re: ISS Report regarding Eddie Bauer Holdings, Inc. 2007 Annual Meeting
Ladies and Gentlemen:
     In connection with your report regarding the upcoming Annual Stockholders Meeting of Eddie Bauer Holdings, Inc., we would like to inform you that the “Tax Fees” paid by Eddie Bauer to BDO Seidman LLP, our independent registered public accounting firm, in 2006 consisted of (i) $209,433 for tax compliance services related to state and federal tax returns and (ii) $63,913 for tax advice and planning of issues related to Eddie Bauer’s emergence from Chapter 11. We respectfully request that you reconsider your recommendations regarding the ratification of our auditors and the reelection of our Audit Committee members to the Board of Directors.
     Please feel free to contact me with any questions regarding the foregoing.

Sincerely,
/s/ David Taylor

David Taylor Interim Chief Financial Officer

Additional Information and Where to Find It
In connection with the solicitation of proxies, Eddie Bauer has filed a definitive proxy statement with the Securities and Exchange Commission. Eddie Bauer stockholders are urged to read the definitive proxy statement carefully, because it contains important information about Eddie Bauer and the 2007 annual stockholders meeting. Stockholders are able to obtain a copy of the proxy statement and other documents containing information about Eddie Bauer, free of charge, at the SEC’s web site at www.sec.gov. In addition, copies of the proxy statement are available free of charge on the investor relations portion of the Eddie Bauer website at www.eddiebauer.com, and may also be obtained by writing Eddie Bauer’s investor relations department, at 15010 NE 36th Street, Redmond, WA 98052, or by contacting our proxy solicitor, D.F. King & Co. at (800) 431-9633.
Eddie Bauer and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Eddie Bauer’s stockholders in connection with the 2007 annual stockholders meeting. Information regarding Eddie Bauer’s directors and executive officers is set forth in the definitive proxy statement.